Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2020 with respect to the financial statements of Oak Street Health, Inc. in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Oak Street Health, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

July 10, 2020